Exhibit 10.102

July 20, 2020

VIA EMAIL (stan.ross@digitalallyinc.com)

Digital Ally, Inc.

9705 Loiret Boulevard

Lenexa, Kansas. 66219 Attn: Stanton E. Ross

Re: Termination Agreement and Mutual Release (the “Agreement”)

Dear Mr. Ross:

We are writing in regards to that certain Proceeds Investment Agreement (the “Investment Agreement”) dated July 31, 2018 by and between Digital Ally, Inc. (“DAI”) and Brickell Key Investments LP (“BKI”). All terms not otherwise defined herein shall have their respective meanings in the Investment Agreement.

Pursuant to recent discussions between BKI and DIA relating to an infringement action filed by DAI on January 14, 2016 against Axon Enterprise, Inc. (“Axon”) for which a part of the BKI investment under the Investment Agreement was used, the parties have agreed to terminate the Investment Agreement and to release one another from any further liability thereunder.

For other good and valuable consideration, the sufficiency of which is acknowledged by the parties, each of BKI and DAI hereby terminates the Investment Agreement and releases one another from any further liability thereunder upon receipt by BKI of a payment by wire transfer from DAI in the amount of $1,250,000, such payment to be received by BKI no later than July 20, 2020. In addition, DAI further agrees to pay to BKI (a) a contingent payment in the amount of $2,750,000 to be paid by wire transfer within ten (10) Business Days following the closing of an asset purchase, membership interest purchase, or similar transaction between DAI and ________ wherein DAI may acquire certain assets of ___________ (the “_____________”) in the future (the “Contingent Payment”) and (b) all proceeds (defined below) received and to be received from Enforcement Video, LLC d/b/a Watchguard Video and its successors and assigns (“Watchguard”) by DAI for Watchguard’s use of U.S. Patent Nos. 8,781,292 and 9,253,452 (the “VuLink Patents”) from and after the date hereof (the “Watchguard Proceeds”). For clarity, DAI and BKI acknowledge that the payment of the Contingent Payment is due and payable only upon the closing of the _______Purchase Agreement, and the Contingent Payment portion of this Agreement, and any obligations stemming therefrom, shall automatically terminate if the _______________Purchase Agreement is abandoned prior to its closing, including its failure to close within three (3) years from the date of this Agreement (the “Contingent Payment Termination Date”); provided that DAI will exercise its best efforts to keep BKI timely informed about the status of negotiations and the closing of the _____________Purchase Agreement.

For all purposes herein “Watchguard Proceeds” means any and all gross, pre-tax monetary recoveries from Watchguard’s use of the VuLink Patents (whether through damages, recoveries, royalties, monies, lump-sum payments, upfront payments, settlement amounts, distribution of property, cash value of equities, license fees or other revenues or other assets or amounts) paid by Watchguard or an affiliate of Watchguard to DAI or any of its affiliates, or to an attorney on behalf of DAI, or recovered, received or receivable by DAI or any of its affiliates, or to an attorney on behalf of DAI, plus any interest in connection therewith agreed to in a settlement or awarded in a judgment.

For clarity, nothing herein terminates, annuls or redeems that certain Common Stock Purchase Warrant (the “Warrant”) in the common stock of DAI issued to BKI on July 31, 2018, which Warrant remains outstanding and not exercised by BKI, in whole or in part, as of the date hereof.

BKI hereby irrevocably and unconditionally releases and absolutely and forever discharges DAI and each of its directors, officers, shareholders, members, successors, assigns, heirs and legal personal representatives (all such persons and entities hereinafter collectively called the “DAI Releasees”) of and from all manner of actions, causes of action, suits, claims, demands, debts, loans, indebtedness, liabilities, accounts, covenants, contracts, damages, amounts, losses, attorneys’ fees, costs and expenses or any nature or kind whatsoever (collectively, “Claims”), which BKI and its partners, directors, officers, members, shareholders, managers, successors, assigns, heirs and legal personal representatives ever had, now has or may in the future have against any of the DAI Releasees for or by reason of any cause, matter or thing relating, directly or indirectly, to the Investment Agreement. Notwithstanding the above, nothing herein releases or waives BKI’s rights and Claims against the DAI Releasees arising from or relating to a breach of this Agreement, failure to pay the Contingent Payment if due, the Warrant and / or payment of the Watchguard Proceeds.

DAI hereby irrevocably and unconditionally releases and absolutely and forever discharges BKI and its partners, directors, officers, shareholders, members, managers, successors, assigns, heirs and legal personal representatives (all such persons and entities hereinafter collectively called the “BKI Releasees”) of and from all Claims which DAI and its directors, officers, shareholders, members, successors, assigns, heirs and legal personal representatives ever had, now has or may in the future have against any of the BKI Releasees for or by reason of any cause, matter or thing relating, directly or indirectly, to the Investment Agreement. Notwithstanding the above, nothing herein releases or waives DAI’s rights and Claims against the BKI Releasees arising from or relating to a breach of this Agreement.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH DELAWARE LAW, WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES.

Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by confidential arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules. The arbitration hearings shall be held in Miami, Florida, before a single arbitrator and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. For the avoidance of doubt, the parties agree that even claims for emergency equitable relief, such as a temporary restraining order, may be sought only in arbitration pursuant to this paragraph. The arbitrator will have the authority to: (a) compel adequate discovery for the resolution of the dispute, (b) award any and all remedies that either party would be entitled to seek in a court of law, and (c) determine its own jurisdiction by interpreting the scope of this arbitration clause and whether a controversy or claim arises out of or relates to this Agreement. The prevailing party in any arbitration pursuant to this arbitration provision, as determined by the arbitrator, shall be entitled to recover its reasonable attorneys’ fees, expert witness fees, costs, and expenses incurred in connection with the arbitration, in addition to any other relief to which such prevailing party may be entitled. By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any claim arising out of or relating to this Agreement, or the breach thereof. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such claim.

The parties agree that the existence of this Agreement shall be held in strictest confidence unless the parties agree in writing to disclose certain information or as otherwise required by applicable law.

Neither party shall assign or delegate its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that, in connection with an eventual syndication by BKI of its rights to potential proceeds from its portfolio of claims, including the proceeds hereunder, BKI may, without the consent of DAI or any other person, assign or transfer to a third party all or part of its interest in (i) proceeds under this Agreement, and (ii) any other rights, licenses or obligations hereunder. Notwithstanding the above, BKI may assign, in whole or in part and without the consent of DAI or any other person, the rights, benefits and obligations of this Agreement to another pooled investment vehicle managed by Brickell Key Asset Management Limited, a Guernsey limited company, or its Affiliates or their respective successors and assigns.

No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by each of the parties. This Agreement embodies the final, entire agreement of the parties hereto and supersedes any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and shall not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.

Each party agrees to (a) execute and deliver, or cause to be executed and delivered, all such other and further agreements, documents, and instruments and (b) take or cause to be taken all such other and further actions as the other party may reasonably request to effectuate the intent and purposes, and carry out the terms, of this Agreement.

If any provision of this Agreement is held invalid, the remainder of this Agreement shall nevertheless remain in full force and effect, and the application of such provision to one party or circumstance shall not render that provision invalid or unenforceable as to the other party or circumstance. If feasible, any such offending provision shall be deemed to be modified to be within the limits of enforceability or validity; provided, however, that if the offending provision cannot be so modified, it shall be stricken and all other provisions of this Agreement in all other respects shall remain valid and enforceable.

All notices given pursuant to this Agreement shall be in writing and shall be deemed effective upon: (a) personal delivery to the party to be notified; (b) in the case of e-mail, upon the receiving party of such e-mail acknowledging receipt in writing; or (c) one (1) business day after deposit with a nationally recognized overnight courier for next business day delivery with written verification of receipt. Communications shall be sent to the appropriate addresses as set forth in this Agreement or to such e-mail address or address as subsequently modified by written notice given in accordance with this paragraph.

This Agreement may be executed in multiple counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Transmission by facsimile, electronic mail or other form of electronic transmission of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart. Each fully executed counterpart of this Agreement shall be deemed to be a duplicate original.

Agreeing to be legally bound, the parties have caused this Agreement to be executed below by their duly authorized representatives, effective as of July 16, 2020.

Sincerely,

BRICKELL KEY INVESTMENTS LP

Name:
Title:	Director for and on behalf of Brickell Key Partners GP Limited, as General Partner of Brickell Key Investments LP

ACCEPTED AND AGREED:

DIGITAL ALLY, INC.

By:
Name:	Stanton E. Ross
Title:	Chief Executive Officer